NEWS  RELEASE
FOR  IMMEDIATE  RELEASE     Contact:  Raymond  Brandstrom
October  6,  2003     Chief  Financial  Officer
                                    (206) 298-2909

              EMERITUS ANNOUNCES LEASE OF EMERITRUST II FACILITIES

SEATTLE, WA, OCTOBER 6, 2003 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced today that the Company has leased the 21 facilities, comprised of 1,548 units, previously managed by the Company and described as the Emeritrust II and Emeritrust II Development facilities. The lease is being provided by a third party who will purchase the assets directly from the current owners and combine them with four additional properties already leased by the Company into a new master lease with a 15-year term and one 15-year extension. In addition to the lease, the lessor has agreed to consolidate all its mezzanine debt with the Company, totaling $25.8 million and extending the maturity to July 2007. The new note will include amortization of principle after the first year and the ability to convert the debt in part or whole to additional lease basis depending on performance of the master lease properties.

The purchase price of these assets was $120.1 million, or $77,600 per unit, including the value of 500,000 5-year warrants the Company agreed to issue to the seller with an exercise price of $7.60.

"We are pleased to have these communities in our consolidated portfolio as leased properties to capture the upside of their improving performance," stated Dan Baty, CEO.

The Company also confirmed that its management agreement on the Emeritrust I portfolio of 23 communities was extended from July 1, 2003 to January 2, 2004.

ABOUT  THE  COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 169 communities representing capacity for approximately 17,600 residents in 32 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and making satisfactory arrangements for the continued operation of the Emeritrust communities as our management agreements for those communities expire. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.